Exhibit 99.1
NEWS RELEASE

JOINT NEWS RELEASE
CNB FINANCIAL CORP. REAFFIRMS PARTNERSHIP
WITH BERKSHIRE HILLS BANCORP AND
ANNOUNCES REVISED MERGER AGREEMENT
PITTSFIELD, MA and WORCESTER, MA – May 21, 2009 – Berkshire Hills Bancorp, Inc. (“Berkshire”) (NASDAQ:BHLB) and CNB Financial Corp. (“CNB”) (OTC BB: CFNA.OB) announced today that they have amended the merger agreement under which Berkshire will acquire CNB and its subsidiary, Commonwealth National Bank.
Under the revised terms of the merger agreement, which has been approved by the Boards of Directors of both companies, stockholders of CNB will receive 0.4292 shares of Berkshire common stock for each share of CNB common stock held by them. This is equivalent to $9.23 per CNB share based on the $21.51 closing price for Berkshire’s common stock on May 20, 2009. The purchase price represents approximately 106% of CNB’s tangible book value. Berkshire expects that the acquisition will be $0.10 accretive to earnings per common share in the year 2010. Berkshire expects that the transaction will be $0.39 per share dilutive to tangible book value in 2009 due to closing adjustments and net transaction expenses. The amount that will be recorded as the purchase price will be based on the price of Berkshire’s stock when the merger is completed.
As previously disclosed by CNB, West Springfield-based United Financial Bancorp, Inc. (“United”) issued a press release on May 13, 2009 describing its proposal to acquire CNB in a cash and stock transaction for $10.00 per share. After thorough consideration and consultation with its legal and financial advisors, CNB’s Board of Directors has determined that the United proposal does not constitute a superior proposal, under the terms of the merger agreement executed between the parties on April 29, 2009, as compared to the revised terms of the transaction with Berkshire.
In reviewing the United proposal, the CNB board acknowledged that the United proposal currently has a higher nominal value than the revised Berkshire transaction. However, the board noted that United’s proposal is for a fixed value of $10.00 per share, whereas the value of the consideration provided by Berkshire will fluctuate with changes in the market price for Berkshire common stock. The CNB board reviewed the recent and historical trading history for Berkshire common stock and compared its current trading multiples to Berkshire’s peers and concluded that there is

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strong potential for price appreciation. The CNB board also considered information concerning the business, earnings, operations, and prospects of United and Berkshire, both individually and as combined with CNB Financial, and concluded that Berkshire common stock offered greater long-term potential.
The CNB board also considered that United participated in the process that resulted in the agreement with Berkshire and withdrew and that United’s proposal is qualified by a due diligence contingency. These factors created significant uncertainty as to whether CNB would be able to reach a definitive agreement with United at the value stated in United’s proposal.
In addition, the CNB board determined that the transaction with Berkshire presented a greater likelihood of completion and successful integration of the two companies due to Berkshire’s record of having acquired and integrated two banks, six insurance agencies, one asset manager and one broker-dealer.
Berkshire President Michael P. Daly stated, “Berkshire is committed to serving the Worcester market through this partnership which has superior prospects and value to the stockholders of both institutions. We have had more opportunity to get to know the CNB team and are impressed with their skill and dedication in serving their markets. Berkshire has strong commercial and retail banking teams which are moving forward with integration planning with CNB, and all constituencies will benefit from our experience with multiple acquisitions of banks, insurance agencies, and wealth management providers.”
Consummation of the agreement is subject to the approval of CNB’s stockholders, as well as state and federal regulatory agencies. The merger is expected to be completed in the third quarter of 2009. Berkshire will file with the SEC a registration statement on Form S-4 that will include a proxy statement/prospectus and other relevant documents concerning Berkshire, CNB, the proposed transaction, the persons soliciting proxies in the merger and their interests in the merger and related matters. Stockholders of CNB are urged to read the registration statement, including the proxy statement/prospectus, when it becomes available and any other relevant documents filed with the SEC because they contain important information. You will be able to obtain a free copy of all documents filed with the SEC by CNB on the SEC’s web site (http://www.sec.gov). In addition, documents filed with the SEC by Berkshire will be available, without charge, by directing a request to Ann Racine, Investor Relations, Berkshire Hills Bancorp, Inc., 24 North Street, Pittsfield, MA 01201 (413) 236-3239.
CNB and its directors and executive officers may be deemed to be participants in the solicitation of proxies from its stockholders in connection with the merger. Information about the directors and executive officers of CNB and their ownership of CNB common stock is set forth in the proxy statement, dated April 20, 2009 for CNB’s May 21, 2009 annual meeting of stockholders, which is available on CNB’s website at www.commonwealthworcester.com and on the SEC’s website.

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BACKGROUND
Berkshire Hills Bancorp is headquartered in Pittsfield, Massachusetts. It has $2.7 billion in assets and is the parent of Berkshire Bank — America’s Most Exciting BankSM. The Company provides personal and business banking, insurance, wealth management, and investment services through 48 financial centers in western Massachusetts, northeastern New York, and southern Vermont. Berkshire Bank provides 100% deposit insurance protection, regardless of amount, based on a combination of FDIC insurance and the Depositors Insurance Fund (DIF). For more information, visit www.berkshirebank.com or call 800-773-5601.
Headquartered in Worcester, Massachusetts, CNB has nearly $300 million in assets and operates six banking offices in the greater Worcester area. Commonwealth National Bank, a wholly-owned subsidiary of CNB Financial Corp., opened its doors in December 2001. Recognized for its personalized service, state-of-the art products and experienced bankers, Commonwealth has branches in Worcester at 33 Waldo Street, One West Boylston Street and 1393 Grafton Street, as well as at 564 Main Street in Shrewsbury, 701 Church Street in Northbridge and 26 West Boylston Street in West Boylston, Massachusetts. For more information about Commonwealth National Bank and CNB Financial Corp., including detailed financial information, please visit: www.commonwealthworcester.com.
FORWARD LOOKING STATEMENTS
This news release contains certain forward-looking statements about the proposed merger of Berkshire and CNB. These statements include statements regarding the anticipated closing date of the transaction and anticipated future results. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Certain factors that could cause actual results to differ materially from expected results include delays in completing the merger, difficulties in achieving cost savings from the merger or in achieving such cost savings within the expected time frame, difficulties in integrating Berkshire and CNB, increased competitive pressures, changes in the interest rate environment, changes in general economic conditions, legislative and regulatory changes that adversely affect the business in which Berkshire Hills and CNB are engaged, changes in the securities markets and other risks and uncertainties disclosed from time to time in documents that Berkshire Hills Bancorp files with the Securities and Exchange Commission.
CONTACT– BERKSHIRE HILLS BANCORP
David H. Gonci
Corporate Finance Officer
413-281-1973
CONTACT – CNB FINANCIAL CORP.
Charles R. Valade
President and Chief Executive Officer
508-752-4800

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